Exhibit 99.1

News Release

Weatherford Announces Third Quarter 2025 Results
•Third quarter revenue of $1,232 million increased 2% sequentially
•Third quarter operating income of $178 million decreased 25% sequentially
•Third quarter net income of $81 million decreased 40% sequentially; net income margin of 6.6%
•Third quarter adjusted EBITDA* of $269 million increased 6% sequentially; adjusted EBITDA margin* of 21.8% increased 74 basis points sequentially
•Third quarter cash provided by operating activities of $138 million and adjusted free cash flow* of $99 million
•Expanded the credit facility by $280 million with aggregate commitments of $1 billion
•Announced the offer of $1,200 million in aggregate principal amount of 6.75% Senior Notes due 2033 and the cash tender offer to purchase $1,300 million in aggregate principal amount of our outstanding 8.625% Senior Notes due 2030
•Credit rating upgrades from Moody’s to ‘Ba2’ (Positive Outlook), S&P Global Ratings to ‘BB’ (Stable Outlook), and from Fitch Ratings to ‘BB’ (Stable Outlook)
•Shareholder return of $25 million for the quarter, which included dividend payments of $18 million and share repurchases of $7 million
•Board approved quarterly cash dividend of $0.25 per share, payable on December 4, 2025, to shareholders of record as of November 6, 2025
•Hosted 2025 FWRD conference, showcasing digital transformation, next-generation well technologies, and industry collaboration to shape the future of energy. The event marked the launch of Weatherford’s Industrial Intelligence Digital Portfolio, introducing AI-driven, edge-enabled technologies designed to transform energy operations through automation, efficiency, and data-powered decision-making

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, October 21, 2025 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2025.
Revenues for the third quarter of 2025 were $1,232 million, an increase of 2% sequentially and a decrease of 13% year-over-year. Operating income in the third quarter of 2025 was $178 million, a decrease of 25% sequentially and a decrease of 27% year-over-year. Net income in the third quarter of 2025 was $81 million, with a 6.6% margin, a decrease of 40%, or 472 basis points, sequentially, and a decrease of 48%, or 457 basis points, year-over-year. Adjusted EBITDA* was $269 million, with a 21.8% margin, an increase of 6% or 74 basis points, sequentially, and a decrease of 24%, or 336 basis points, year-over-year. Basic income per share in the third quarter of 2025 was $1.13, a decrease of 40% sequentially and a decrease of 48% year-over-year. Diluted income per share in the third quarter of 2025 was $1.12, a decrease of 40% sequentially and a decrease of 46% year-over-year.
Third quarter 2025 cash flows provided by operating activities were $138 million, an increase of 8% sequentially and a decrease of 47% year-over-year. Adjusted free cash flow* was $99 million, an increase of 25% sequentially and a decrease of 46% year-over-year. Capital expenditures were $44 million in the third quarter of 2025, a decrease of 19% sequentially and a decrease of 44% year-over-year.
Girish Saligram, President and Chief Executive Officer, commented, “In a quarter defined by continued industry headwinds, I am proud of the One Weatherford team for delivering across the board. Our swift and decisive actions in the first half of the year provided momentum to make noticeable improvements in the third quarter with a ramp up of margins and commercial wins. The financial performance, which exceeded our guidance range, was a direct result of the rigor and effectiveness of our operating paradigm.
With the expansion of our credit facility, the refinancing of a portion of our debt at significantly improved terms, and recent rating upgrades from the agencies, we have further strengthened our financial foundation.
At our FWRD 2025 conference, we showcased tangible proof points of our innovation as a catalyst for long-term value creation. The event highlighted more than 20 product launches across all segments and I am particularly excited about Intelligent Completions and the introduction of Weatherford Intelligence, a single, powerful platform that drives efficiency, automation, and smarter decision-making.
We remain on track to meet our full year 2025 guidance, with Latin America collections representing a timing factor in adjusted free cash flow projections. While activity in the first half of 2026 is expected to remain muted, we continue to be positive on the mid-to-long term activity outlook for the market and are well positioned to deliver strong performance for the next few years.”
*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational & Commercial Highlights
•Petroleo Brasilieiro S.A. (‘Petrobras’) awarded Weatherford a three-year $147 million contract to deliver Tubular Running Services (“TRS”) in deepwater Brazil.
•SNGN Romgaz S.A. awarded Weatherford an eight-year contract to provide real-time monitoring services and transmission of dynamic parameters from the wellheads of gas wells in onshore Romania.
•Talos Energy awarded Weatherford a contract to provide Managed Pressure Drilling (“MPD”) and TRS in their Gulf of America operations.
•Crescent Petroleum Diyala West Limited awarded Weatherford a contract for the supply of Downhole Valves and provision of related services in the newly developed field of Khashm Al Hamar in Iraq.
•Shell awarded Weatherford a two-year contract to provide Cementation Products in offshore U.S.
•Petronas Indonesia awarded Weatherford a four-year contract to provide MPD services for an offshore drilling campaign in Indonesia.
•YPF S.A. awarded Weatherford a one-year contract extension for the provision of Drilling Fluids in Central Argentina.
•Pertamina awarded Weatherford a two-year contract to provide Downhole Deployment Valve Technology in Indonesia.
•Brunei Shell Petroleum awarded Weatherford a five-year contract extension to provide Fishing, Milling and Associated Services in Brunei.
•Kuwait Energy awarded Weatherford a two-year contract to provide Fishing tools and services in onshore Iraq.
•bp awarded Weatherford a three-year contract extension to provide Liner Hangers, Annular Safety Valves, and Sand Screens in offshore Azerbaijan.
•A major oilfield services company awarded Weatherford a three-year contract to provide Cementation Products for an Exploration & Development campaign in offshore Suriname.
•A major operator awarded Weatherford a three-year contract to provide Intervention Services & Drilling Tools (“ISDT”) in onshore and offshore Italy.
•Ecopetrol S.A. awarded Weatherford four six-year contracts to provide Artificial Lift Equipment and Services in onshore Colombia.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦In Kuwait, Weatherford completed the first deployment of its MultiViewTM tool, enabling faster evaluation of three targeted barriers in a gas injection well compared to conventional methods. The operation reduced operating time, improved efficiency, and delivered a comprehensive solution aligned with operator expectations.
◦In Bahrain, Weatherford drilled the region’s longest extended-reach well for an NOC, achieving more than 12,000 feet in a single run. The milestone also marks the longest run using the MagnusTM 675 tool size outside the U.S., with just two longer laterals completed domestically in 2020.
•Well Construction and Completions (“WCC”)
◦In Brazil, Weatherford completed seven installations of its RFID OptiROSSTM remotely operated sliding sleeve for Petrobras, enabling secondary injection points in three-zone open hole completions. The RFID-driven solution reduced rig time, minimized personnel exposure, improved well integrity, and optimized acid stimulation logistics, delivering stronger returns over the life of the well.
◦In Kuwait, Weatherford completed the first deployment of its Pressure Isolation Tool for KOC, marking the inaugural use of this technology in Kuwait and the Middle East. The operation delivered significant cost savings by leveraging existing liner hanger inventory, reduced operational risks, and ensured reliable performance in challenging downhole conditions.
•Production and Intervention (“PRI”)
◦In Thailand, Weatherford completed two runs of its Advanced Formation Testing and Sampling Service, showcasing significant operational advancements and reliability for PTTEP. Equipped with new fluid density and viscosity sensors, the service enabled precise characterization of reservoir fluids, improved sampling efficiency, and delivered meaningful cost savings for customers.
•Others
◦In Colombia, Weatherford completed well testing across four zones in the country’s first stratigraphic well for La Luna, advancing gas deliverability insights for the region. The integrated operation combined Wireline, Pressure Pumping, Completions, ISDT, TRS and Digital Solutions, encompassing borehole clean out, zone perforation, drill stem testing and a completion strategy informed by results. This achievement demonstrates Weatherford’s execution in complex scenarios and opens new opportunities in Colombia’s gas markets.

Corporate Treasury
•On September 18, 2025, we announced the expansion of our credit facility by $280 million with aggregate commitments of $1 billion. The facility is now comprised of a $600 million revolver tranche, $400 million allocated to performance letters of credit, an increased accordion feature, which could expand lender commitments to up to $1.15 billion, subject to certain conditions, and extends maturity from 2028 to 2030.
◦As of September 30, 2025, the Company’s pro forma liquidity stands at approximately $1.6 billion.
•On September 22, 2025, we announced a private offering of $1,200 million in aggregate principal amount of 6.75% Senior Notes due 2033 (“the 2033 Notes”). The net proceeds of the offering, together with cash on hand, are intended to fund the previously announced tender offer for up to $1,300 million of our 8.625% Senior Notes due 2030 (“the 2030 Notes”). As of the date of this release, an aggregate principal amount of approximately $893 million of the 2030 Notes have been tendered and paid. On October 20, 2025, we issued a notice to redeem an amount of the 2030 Notes equal to the amount of the Tender Offer that remained unsubscribed at its expiration date.
•On September 22, 2025, we announced the Credit Rating upgrades from:
◦Moody’s to ‘Ba2’ (Positive Outlook) from ‘Ba3’;
◦S&P Global Ratings to ‘BB’ (Stable Outlook) from ‘BB-’ and;
◦Fitch Ratings to ‘BB’ (Stable Outlook) from ‘BB-’

Shareholder Return
During the third quarter of 2025, Weatherford paid dividends of $18 million and repurchased shares for approximately $7 million, resulting in a total shareholder return of $25 million. During the nine months ended September 30, 2025, Weatherford paid dividends of $54 million and repurchased shares for approximately $94 million, resulting in a total shareholder return of $148 million.
On October 15, 2025, our Board declared a cash dividend of $0.25 per share of the Company’s ordinary shares, payable on December 4, 2025, to shareholders of record as of November 6, 2025.

Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2025	June 30, 2025	September 30, 2024	Seq.		YoY
Revenue	$346	$335	$435	3%		(20)%
Segment Adjusted EBITDA	$83	$69	$111	20%		(25)%
Segment Adj EBITDA Margin	24.0%	20.6%	25.5%	339	bps	(153)	bps
Third quarter 2025 DRE revenue of $346 million increased by $11 million, or 3% sequentially, primarily from higher Drilling Services activity in Latin America, and Middle East/North Africa/Asia partly offset by lower MPD and Drilling Services activity in Europe/Sub-Sahara Africa/Russia and North America. Year-over-year DRE revenue decreased by $89 million, or 20%, primarily from lower activity in Latin America, North America and Middle East / North Africa / Asia, partly offset by higher Wireline activity in Europe/Sub-Sahara Africa/ Russia.
Third quarter 2025 DRE segment adjusted EBITDA of $83 million increased by $14 million, or 20% sequentially, primarily from higher Drilling Services and Wireline activity and fall through, partly offset by lower MPD activity. Year-over-year DRE segment adjusted EBITDA decreased by $28 million, or 25%, primarily from lower activity in Latin America, partly offset by higher Wireline fall through.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2025	June 30, 2025	September 30, 2024	Seq.		YoY
Revenue	$468	$456	$509	3%		(8)%
Segment Adjusted EBITDA	$125	$118	$151	6%		(17)%
Segment Adj EBITDA Margin	26.7%	25.9%	29.7%	83	bps	(296)	bps
Third quarter 2025 WCC revenue of $468 million increased by $12 million, or 3% sequentially, primarily from higher Completions activity in Middle East/North Africa/Asia and North America, partly offset by lower Cementation Products activity in Middle East/North Africa/Asia and North America. Year-over-year WCC revenues decreased by $41 million, or 8%, primarily from lower activity in Latin America, Europe/Sub-Sahara Africa/Russia and Middle East/North Africa/Asia, partly offset by higher Completions activity in North America.
Third quarter 2025 WCC segment adjusted EBITDA of $125 million increased by $7 million, or 6% sequentially, primarily from higher Completions and Well Services activity and fall through, partly offset by lower Cementation Products activity in Middle East/North Africa/Asia. Year-over-year WCC segment adjusted EBITDA decreased by $26 million, or 17%, primarily from lower activity across all geographies, especially in Latin America.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2025	June 30, 2025	September 30, 2024	Seq.		YoY
Revenue	$326	$327	$371	—%		(12)%
Segment Adjusted EBITDA	$59	$63	$83	(6)%		(29)%
Segment Adj EBITDA Margin	18.1%	19.3%	22.4%	(117)	bps	(427)	bps
Third quarter 2025 PRI revenue of $326 million was largely flat sequentially, primarily from lower Sub-sea Intervention and ISDT activity, partly offset by higher Artificial Lift and Digital Solutions activity in Middle East/North Africa/Asia. Year-over-year PRI revenue decreased by $45 million, or 12%, primarily from lower activity across all geographies, especially in Latin America due to the sale of our Pressure Pumping business in Argentina, partly offset by higher Sub-sea intervention activity in Latin America.
Third quarter 2025 PRI segment adjusted EBITDA of $59 million decreased by $4 million, or 6% sequentially, primarily from lower Sub-sea Intervention activity and fall through partly offset by higher Artificial Lift activity in Middle East/North Africa/Asia. Year-over-year PRI segment adjusted EBITDA decreased by $24 million, or 29%, primarily from lower activity across all geographies especially in Latin America due to the sale of our Pressure Pumping business in Argentina, partly offset by higher Sub-sea intervention activity in Latin America.
Revenue by Geography

	Three Months Ended			Variance
($ in Millions)	September 30, 2025	June 30, 2025	September 30, 2024	Seq.	YoY
North America	$243	$241	$266	1%	(9)%

International	$989	$963	$1,143	3%	(13)%
Latin America	214	195	358	10%	(40)%
Middle East/North Africa/Asia	533	524	542	2%	(2)%
Europe/Sub-Sahara Africa/Russia	242	244	243	(1)%	—%
Total Revenue	$1,232	$1,204	$1,409	2%	(13)%
North America
Third quarter 2025 North America revenue of $243 million increased by $2 million, or 1% sequentially, primarily from higher Completions activity in Canada, partly offset by lower Artificial Lift activity in U.S. Land and Cementation Products activity in U.S. offshore. Year-over-year, North America decreased by $23 million, or 9%, primarily from lower DRE and PRI activity, partly offset by higher Completions activity in Canada and U.S. Offshore.

International
Third quarter 2025 international revenue of $989 million increased by $26 million, or 3% sequentially and decreased by $154 million, or 13% year-over-year.
Third quarter 2025 Latin America revenue of $214 million increased by $19 million, or 10% sequentially, primarily from higher Drilling Services activity in Mexico, partly offset by lower Sub-sea intervention activity in Brazil. Year-over-year, Latin America revenue decreased by $144 million, or 40%, primarily from lower activity in Mexico and Argentina, partly offset by higher Sub-sea intervention activity.
Third quarter 2025 Middle East/North Africa/Asia revenue of $533 million increased by $9 million, or 2% sequentially, primarily from higher Completions and Artificial Lift activity partly offset by lower Cementation Products activity. Year-over-year, the Middle East/North Africa/Asia revenue decreased by $9 million, or 2%, primarily from lower activity across all the segments partly offset by higher Completions, Well Services and Artificial Lift activity.
Third quarter 2025 Europe/Sub-Sahara Africa/Russia revenue of $242 million decreased by $2 million, or 1% sequentially, primarily from lower activity across all the segments, partly offset by higher Wireline activity in Europe. Year-over-year, Europe/Sub-Sahara Africa/Russia revenue was largely flat year-over-year, primarily from lower activity in WCC and PRI, partly offset by higher Wireline activity in Europe.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 17,000 team members representing approximately 110 nationalities and 310 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, October 22, 2025, to discuss the Company’s results for the third quarter ended September 30, 2025. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until November 5, 2025, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 8574819. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development & Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications, Marketing & Sustainability
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only estimates and may differ materially from actual future events or results, based on factors including but not limited to: global political, economic and market conditions, political disturbances, war or other global conflicts, terrorist attacks, changes in global trade policies, tariffs and sanctions, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from conflicts in the Middle East and the Russia Ukraine conflicts, including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations (including changes in the regulatory environment) imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to remain competitive, and to address and participate in changes to the market demands, including for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts, increases in the prices and lead times, and the lack of availability of our procured products and services, including due to macroeconomic and geopolitical conditions such as tariffs and changes in trade policies, our ability to timely collect from customers; our ability to effectively execute our capital allocation framework; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.
*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Per Share Amounts)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues:
DRE Revenues	$346	$335	$435	$1,031	$1,284
WCC Revenues	468	456	509	1,365	1,471
PRI Revenues	326	327	371	987	1,088
All Other	92	86	94	246	329
Total Revenues	1,232	1,204	1,409	3,629	4,172

Operating Income:
DRE Segment Adjusted EBITDA[1]	$83	$69	$111	$226	$371
WCC Segment Adjusted EBITDA[1]	125	118	151	371	416
PRI Segment Adjusted EBITDA[1]	59	63	83	184	241
All Other[2]	14	19	23	37	73
Corporate[2]	(12)	(15)	(13)	(42)	(45)
Depreciation and Amortization	(67)	(64)	(89)	(193)	(260)
Share-based Compensation	(10)	(9)	(10)	(26)	(35)
Gain on Sale of Business	—	70	—	70	—
Restructuring Charges	(11)	(11)	—	(51)	(8)
Other Charges, Net	(3)	(3)	(13)	(19)	(13)
Operating Income	178	237	243	557	740

Other Expense:
Interest Expense, Net of Interest Income of $11, $14, $13, $36 and $44	(23)	(21)	(24)	(70)	(77)
Loss on Blue Chip Swap Securities	—	(1)	—	(1)	(10)
Other Expense, Net	(16)	(24)	(41)	(60)	(83)
Income Before Income Taxes	139	191	178	426	570
Income Tax Provision	(52)	(46)	(12)	(108)	(144)
Net Income	87	145	166	318	426
Net Income Attributable to Noncontrolling Interests	6	9	9	25	32
Net Income Attributable to Weatherford	$81	$136	$157	$293	$394

Basic Income Per Share	$1.13	$1.87	$2.14	$4.04	$5.39
Basic Weighted Average Shares Outstanding	71.9	72.2	73.2	72.4	73.1

Diluted Income Per Share [3]	$1.12	$1.87	$2.06	$4.02	$5.25
Diluted Weighted Average Shares Outstanding	72.2	72.4	75.2	72.7	75.0

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring charges and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes results from non-core business activities (including integrated services and projects), and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting.
[3]Included the maximum potentially dilutive shares contingently issuable for an acquisition consideration during the three months ended September 30, 2024, the value of which was adjusted out of Net Income Attributable to Weatherford in calculating diluted income per share.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	September 30, 2025	December 31, 2024
Assets:
Cash and Cash Equivalents	$967	$916
Restricted Cash	64	59
Accounts Receivable, Net	1,282	1,261
Inventories, Net	880	880
Property, Plant and Equipment, Net	1,118	1,061
Intangibles, Net	294	325

Liabilities:
Accounts Payable	690	792
Accrued Salaries and Benefits	281	302
Current Portion of Long-term Debt	126	17
Long-term Debt	1,462	1,617

Shareholders’ Equity:
Total Shareholders’ Equity	1,567	1,283

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Cash Flows From Operating Activities:
Net Income	$87	$145	$166	$318	$426
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	67	64	89	193	260
Foreign Exchange Losses	10	17	35	40	58
Loss on Blue Chip Swap Securities	—	1	—	1	10
Gain on Disposition of Assets	(2)	(3)	(1)	(6)	(33)
Gain on Sale of Business	—	(70)	—	(70)	—
Deferred Income Tax Provision (Benefit)	11	(5)	(19)	13	8
Share-Based Compensation	10	9	10	26	35
Changes in Accounts Receivable, Inventory, Accounts Payable and Accrued Salaries and Benefits	(74)	(22)	30	(113)	(144)
Other Changes, Net	29	(8)	(48)	6	(77)
Net Cash Provided By Operating Activities	138	128	262	408	543

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(44)	(54)	(78)	(175)	(199)
Proceeds from Disposition of Assets	5	5	—	11	18
Proceeds from Sale of Businesses	—	97	—	97	—
Purchases of Blue Chip Swap Securities	(20)	(83)	—	(103)	(50)
Proceeds from Sales of Blue Chip Swap Securities	20	82	—	102	40
Business Acquisitions, Net of Cash Acquired	—	—	(15)	—	(51)
Proceeds from Sale of Investments	—	—	—	—	41
Other Investing Activities	(7)	(4)	1	(14)	(6)
Net Cash Provided by (Used In) Investing Activities	(46)	43	(92)	(82)	(207)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(7)	(34)	(5)	(80)	(264)
Distributions to Noncontrolling Interests	(8)	(8)	(10)	(16)	(19)
Tax Remittance on Equity Awards	—	—	—	(20)	(9)
Share Repurchases	(7)	(34)	(50)	(94)	(50)
Dividends Paid	(18)	(18)	(18)	(54)	(18)
Other Financing Activities	(7)	(3)	(6)	(13)	(18)
Net Cash Used In Financing Activities	$(47)	$(97)	$(89)	$(277)	$(378)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by dividing by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Margin in Percentages)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues	$1,232	$1,204	$1,409	$3,629	$4,172
Net Income Attributable to Weatherford	$81	$136	$157	$293	$394
Net Income Margin	6.6%	11.3%	11.1%	8.1%	9.4%
Adjusted EBITDA*	$269	$254	$355	$776	$1,056
Adjusted EBITDA Margin*	21.8%	21.1%	25.2%	21.4%	25.3%

Net Income Attributable to Weatherford	$81	$136	$157	$293	$394
Net Income Attributable to Noncontrolling Interests	6	9	9	25	32
Income Tax Provision	52	46	12	108	144
Interest Expense, Net of Interest Income of $11, $14, $13, $36 and $44	23	21	24	70	77
Loss on Blue Chip Swap Securities	—	1	—	1	10
Other Expense, Net	16	24	41	60	83
Operating Income	178	237	243	557	740
Depreciation and Amortization	67	64	89	193	260
Other Charges, Net[1]	3	3	13	19	13
Gain on Sale of Business	—	(70)	—	(70)	—
Restructuring Charges	11	11	—	51	8
Share-Based Compensation	10	9	10	26	35
Adjusted EBITDA*	$269	$254	$355	$776	$1,056

Net Cash Provided By Operating Activities	$138	$128	$262	$408	$543
Capital Expenditures for Property, Plant and Equipment	(44)	(54)	(78)	(175)	(199)
Proceeds from Disposition of Assets	5	5	—	11	18
Adjusted Free Cash Flow*	$99	$79	$184	$244	$362
[1]Other Charges, Net in the three and nine months ended September 30, 2025 and 2024 primarily includes fees to third-party financial institutions related to collections of certain receivables from our largest customer in Mexico and other miscellaneous charges and credits.

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)

($ in Millions)	September 30, 2025		June 30, 2025		September 30, 2024
Current Portion of Long-term Debt	$126		$26		$21
Long-term Debt	1,462		1,565		1,627
Total Debt	$1,588		$1,591		$1,648

Cash and Cash Equivalents	$967		$943		$920
Restricted Cash	64		60		58
Total Cash	$1,031		$1,003		$978

Components of Net Debt
Current Portion of Long-term Debt	$126		$26		$21
Long-term Debt	1,462		1,565		1,627
Less: Cash and Cash Equivalents	967		943		920
Less: Restricted Cash	64		60		58
Net Debt*	$557		$588		$670

Net Income for trailing 12 months	$405		$481		$534
Adjusted EBITDA* for trailing 12 months	$1,102		$1,188		$1,377

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.51	x	0.49	x	0.49	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined